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                                                                   EXHIBIT 4.6




                            EIGHTH AMENDMENT OF THE

                         STEWART TITLE GUARANTY COMPANY

                         SALARY DEFERRAL PLAN AND TRUST


         THIS EIGHTH AMENDMENT of the STEWART TITLE GUARANTY COMPANY SALARY DEFERRAL PLAN AND TRUST (hereinafter sometimes called the "Plan" or "Trust") is made this the _____ day of _____________, 1992, to be effective as of the 1st day of January, 1992, by and between STEWART TITLE GUARANTY COMPANY (hereinafter sometimes called "Corporation") of Houston, Texas, and FIRST INTERSTATE BANK OF TEXAS, N.A. (hereinafter sometimes called "Trustee"), a national banking association of Houston, Texas.

                              W I T N E S S E T H:

         WHEREAS, on December 31, 1986, the Corporation previously adopted the Plan and Trust for the sole and exclusive benefit of its employees and their beneficiaries, effective January 1, 1986; and

         WHEREAS, the Plan was previously amended on May 18, 1986, effective January 1, 1987; subsequently amended on February 26, 1988, effective January 1, 1986; amended on April 5, 1989, effective January 1, 1989; amended on May 30, 1989, effective May 31, 1989; amended and restated on April 26, 1991, effective January 1, 1989; and amended on September 18, 1992; and amended on _______________, 1992;
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         WHEREAS, the Corporation, through the action of its Board of
Directors, wishes to amend the Plan and Trust effective the date set forth below.

         NOW, THEREFORE, pursuant to the provisions of Article XVI, Section
16.1 of the Plan, the Plan is hereby amended as follows:

         Article IX, Section 9.7 of the Plan is amended by deleting the present
Section 9.7 in its entirety and substituting therefor the following new Section 9.7:

         9.7 Community Property Interests - Interest of Spouse of Member in the Event of Divorce. In the event of a divorce between a Member and his spouse and in the event that the Divorce Decree entered by the Court having jurisdiction in the matter gives such divorced spouse a portion of the Member's vested interest in his Account, the Trustee shall, pursuant to the direction of the Administrative Committee, segregate such amount in a separate account for the benefit of such spouse. Such account shall thereafter be held and administered as a part of the Trust Fund (but such account shall only share in income allocations and valuation adjustments of the Trust Fund). In the event the spouse is also awarded a portion of the future Deferral Contributions, and/or future Employer Matching Contributions and/or future Employer Contributions which normally would be allocated to the Member's Account, the Administrative Committee, after it receives a certified copy of such Divorce Decree, shall instruct the Trustee to allocate such portion to the spouse's account. Within the period of time specified therein after entry of the final Qualified Domestic Relations Order which complies with Section 414(p) of the




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Code (even if earlier than the "earliest retirement age" as defined in Section
414(p)(4)(B) of the Code) or, if no period of time is specified therein, at the time the Member or his Beneficiary becomes entitled to a distribution hereunder, the amounts held by the Trustee for the spouse shall be distributed to such spouse in a lump sum unless otherwise elected by such spouse. If such spouse should die prior to the time of distribution to such spouse hereunder, such amounts then held by the Trustee shall be paid over to the designated Beneficiary of such spouse or, if none has been designated, to the estate of such spouse within six (6) months after notification to the Trustee of the death of such spouse. All rights and benefits, including elections, provided to a Member in this Plan shall be subject to the rights afforded to any "alternate payee" under a "qualified domestic relations order" as those terms are defined in Section 414(p) of the Code.

         In all other respects, the Plan shall remain as previously amended.

         IN WITNESS WHEREOF, this Eighth Amendment to the Stewart Title Guaranty Company Salary Deferral Plan and Trust has been entered into and is effective on the date set forth above.

                                            CORPORATION:

                                            STEWART TITLE GUARANTY COMPANY


                                            By: ________________________________
                                                    Malcolm Morris, President





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                                            TRUSTEE:

                                            FIRST INTERSTATE BANK OF TEXAS, N.A.



                                            By: ________________________________
                                                 John J. Kelley, Vice President
                                                          and Trust Officer


THE STATE OF TEXAS                }
                                  }
COUNTY  OF HARRIS                 }

         BEFORE ME, the undersigned authority, on this day personally appeared Malcolm Morris, known to me to be the person whose name is subscribed to the foregoing instrument as President of Stewart Title Guaranty Company, and acknowledged to me that he executed the same for the purposes and consideration therein expressed, in the capacity therein stated and as the act and deed of said Corporation.

         GIVEN UNDER MY HAND AND SEAL OF OFFICE, this the _______ day of ______________, 1992.


                                            ____________________________________
                                            NOTARY PUBLIC, STATE OF TEXAS


THE STATE OF TEXAS                }
                                  }
COUNTY  OF HARRIS                 }

         BEFORE ME, the undersigned authority, on this day personally appeared John J. Kelley, known to me to be the person whose name is subscribed to the foregoing instrument as Vice President and Trust Officer of First Interstate Bank of Texas, N.A., and acknowledged to me that he executed the same for the purposes and consideration therein expressed, in the capacity therein stated and as the act and deed of said national banking association.

         GIVEN UNDER MY HAND AND SEAL OF OFFICE, this the _______ day of ____________________, 1992.


                                            ____________________________________
                                            NOTARY PUBLIC, STATE OF TEXAS





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